Exhibit 10.37(b)

FUJITSU MICROELECTRONICS LIMITED
Akiruno Technology Center
50 Fuchigami Akiruno, Tokyo 197-0833, Japan

June 30, 2008

Spansion Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, CA 94088

Re:	Waiver of Payment terms

Gentlemen:

Spansion Inc., a Delaware corporation (“Spansion”), recently requested that Spansion Japan Limited, a Japanese corporation (“Spansion Japan”), be permitted to defer certain payments due to Fujitsu Microelectronics Limited, a Japanese corporation (“FML”), pursuant to the agreements set forth on Exhibit A attached hereto (the “Subject Agreements”). FML is willing to agree to Spansion’s requests, on behalf of itself and the members of the FML Group (as defined below), subject to Spansion’s agreement, on behalf of itself and the members of the Spansion Group (as defined below), and Spansion Japan’s agreement on behalf of itself, to the points set forth below.

For purposes of this waiver, (i) the term FML Group shall mean (x) FML and its Subsidiaries (as defined below) that are or become party to any of the Subject Agreements, and (y) the other entities named below, (ii) the term Spansion Group shall mean Spansion and its Subsidiaries that are or become party to any of the Subject Agreements, and (iii) the term Subsidiary shall mean, as to FML or Spansion, any corporation, limited liability company or other entity, more than fifty percent (50%) of whose securities (or equivalent interests) entitled to vote to elect the board of directors (or other managing authority) of such corporation, limited liability company or other entity are beneficially owned, directly or indirectly, by FML or Spansion, as applicable, provided that an entity shall only be deemed to be a Subsidiary of FML or Spansion for so long as such ownership exists. It is understood and agreed that, as of the date of this waiver, the Spansion Group includes Spansion, Spansion Technology, Inc., a Delaware corporation, Spansion LLC, a Delaware limited liability company, and Spansion Japan, and the FML Group includes Fujitsu Electronics, Inc., a Japanese corporation (“FEI”), Fujitsu Facilities Engineering Limited (“FFE”), Shinko Electric Industries Co., Limited (“Shinko”), Fujitsu Integrated Microtechnology Limited (“FIM”), Fujitsu Semiconductor Technology, Inc. (“FSET”), and Fujitsu VLSI Limited (“FVD”).

FML, on behalf of itself and the members of the FML Group, Spansion, on behalf of itself and the members of the Spansion Group, and Spansion Japan, on behalf of itself, hereby agree to waive enforcement of Section 9 (Payment) of the Foundry Agreement (as defined in Exhibit A) for purchases of wafers by Spansion Japan thereunder invoiced in April, May and June 2008 upon the following conditions:

Spansion Inc.

June 30, 2008

1.(a) All amounts that are payable by Spansion Japan to FML pursuant to the Subject Agreements that become due at any time during the period from June 1, 2008 to June 30, 2008, shall be paid in full on July 30, 2008, without reduction or offset of any kind. Effective August 15, 2008, all amounts that are payable by Spansion Japan to FML pursuant to the Subject Agreements that become due at any time during the period from July 1, 2008 to July 31, 2008 (including any amounts that were payable by Spansion Japan to FML as of July 30, 2008 but that remained unpaid as of August 15, 2008), shall be offset, to the maximum extent possible, by the payment obligations of any member of the FML Group to any member of the Spansion Group coming due on or before August 15, 2008, pursuant to the Amended and Restated Fujitsu Distribution Agreement, dated as of December 21, 2005, as amended to date, originally entered into between Spansion and Fujitsu Limited, a Japanese corporation (“Fujitsu”), and assigned by Fujitsu to FML effective March 21, 2008, or any successor or subsequent distribution agreement entered into between Spansion Japan (or any other member of the Spansion Group) and FEI (or any other member of the FML Group) (collectively, the “Distribution Agreement”).

(b) Effective September 16, 2008, all amounts that are payable by Spansion Japan to FML pursuant to the Subject Agreements that become due at any time during the period from August 1 to August 31, 2008, shall be offset, to the maximum extent possible, by the payment obligations of any member of the FML Group to any member of the Spansion Group coming due on or before September 16, 2008, pursuant to the Distribution Agreement.

(c) In connection with the offsets provided for in Section 1(a) and (b) above, FML shall give written notice (an “Offset Notice”) to Spansion no later than five (5) business days prior to the applicable effective date set forth above, such notice to provide the following information regarding each applicable offset: (i) the applicable amounts owed by the Spansion Group under the Subject Agreement; (ii) the applicable offset amount to be applied by the FML Group under the Distribution Agreement; (iii) any remaining amounts owed by the applicable Spansion Group member under the Subject Agreement after the application of the offset; and (iv) any remaining amounts owed by the applicable FML Group member under the Distribution Agreement. If a member of the Spansion Group shall disagree with the amounts set forth in the Offset Notice, Spansion shall provide written notice of such dispute to FML on or before the applicable effective date set forth above and Spansion and FML shall negotiate in good faith to resolve any disputes raised hereunder. The foregoing shall not, however, delay the effectiveness of the offset under Section 1(a) or 1(b), as applicable.

2.(a) If at any time after September 16, 2008, (i) any amount (an “FML Payable”) is due and payable by a member of the FML Group (an “FML Payor”) to a member of the Spansion Group (a “Spansion Payee”) pursuant to an agreement between a member of the FML Group and a member of the Spansion Group (an “FML Payment Agreement”), and (ii) any amount (a “Spansion Payable”) is due and payable by a member of the Spansion Group to a member of the FML Group pursuant to an agreement (a “Spansion Payment Agreement”) between a member of the Spansion Group and a member of the FML Group, including (without limitation) any Spansion Payables that are overdue as of September 16, 2008, then to the extent that such Spansion Payable has not been paid in full, the FML Payor shall have the right, but not the obligation, in its sole discretion,

Spansion Inc.

June 30, 2008

without the necessity of obtaining the consent of any member of the Spansion Group, and notwithstanding anything to the contrary contained in the FML Payment Agreement or any other agreement between any member of the FML Group and any member of the Spansion Group, to reduce the FML Payable by an amount up to, but not in excess of, the unpaid amount of the Spansion Payable.

(b) If at any time after September 16, 2008, (i) a Spansion Payable is due and payable by a member of the Spansion Group (a “Spansion Payor”) to a member of the FML Group (an “FML Payee”) pursuant to a Spansion Payment Agreement, and (ii) an FML Payable is due and payable by an FML Payor to a Spansion Payee pursuant to an FML Payment Agreement, then to the extent that such FML Payable has not been paid in full, the Spansion Payor shall have the right, but not the obligation, in its sole discretion, without the necessity of obtaining the consent of any member of the FML Group, and notwithstanding anything to the contrary contained in the Spansion Payment Agreement or any other agreement between any member of the Spansion Group and any member of the FML Group, to reduce the Spansion Payable by an amount up to, but not in excess of, the unpaid amount of the FML Payable.

3. Spansion and Spansion Japan hereby jointly and severally represent and warrant to each member of the FML Group that: (i) each member of the Spansion Group has the requisite corporate power and corporate authority to enter into this waiver and to carry out the terms of this waiver; (ii) all corporate proceedings required to be taken by such member to authorize the execution, delivery and performance of this waiver have been properly taken; (iii) this waiver has been duly and validly executed and delivered by such member and constitutes valid and binding obligations of such member, enforceable against such member in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies; (iv) the execution, delivery and performance of this waiver by such member do not and will not (x) breach, violate or conflict with any provision of the charter documents of such member, as amended to date, (y) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such member, or (z) breach, violate or conflict with any provision of any agreement, lease, indenture or other instrument to which such member is a party or by which any of such member’s assets are bound, except where, in the cases of subclause (y) or (z) above, such conflict, violation or breach would not be reasonably expected to have a material adverse effect on the business or the assets of the Spansion Group, taken as a whole; and (v) no consent, approval or authorization of or filing with any governmental authority, or any other person or entity, is required to be made or obtained by such member in connection with the execution, delivery and performance of this waiver.

Spansion Inc.

June 30, 2008

4. Upon the application of an offset as provided for in Section 1(a) or 1(b), such amounts payable by the applicable member of the FML Group under the Distribution Agreement, or amounts payable by the applicable member of the Spansion Group under the applicable Subject Agreement, as the case may be, applied to such offset shall be deemed paid in full, and no payment default shall be deemed to have occurred under the Distribution Agreement, in the case of the applicable FML Group member, or the applicable Subject Agreement, in the case of the applicable Spansion Group member.

5. Without limiting the generality of the preceding paragraphs, any member of the FML Group may assign to any other member of the FML Group, the assigning member’s rights and obligations, in whole or in part, under any agreement between the assigning member and any member of the Spansion Group, by written notice but without the need to obtain the consent of such member of the Spansion Group or any other member of the Spansion Group, and notwithstanding anything to the contrary contained in such agreement.

6. This waiver will be governed by and construed, and the rights and obligations of the parties hereto shall be determined, in accordance with the laws of Japan, without giving effect to principles of conflicts of laws.

7. This waiver may not be amended, modified or supplemented, and no provision of this waiver may be waived, other than by a written instrument duly executed and delivered by a duly authorized officer of each party hereto.

8. This waiver may be executed in counterparts.

9. The effectiveness of this waiver is conditioned upon and subject to the previous or concurrent execution by the parties thereto of Amendment No. 1 to the Foundry Agreement.

Spansion Inc.

June 30, 2008

Please confirm each Spansion Group member’s agreement to the foregoing by having an authorized representative execute a copy of this letter in the space below and return it to me.

Very truly yours,

FUJITSU MICROELECTRONICS LIMITED

By:	/s/ Kaichi Ishizaka

Name:	Kaichi Ishizaka

Title:	Vice President & Director

Agreed to:

SPANSION INC.

By:	/s/ Dario Sacomani

Name:	Dario Sacomani

Title:	CFO

SPANSION TECHNOLOGY, INC.

By:	/s/ Dario Sacomani

Name:	Dario Sacomani

Title:	CFO

Spansion Inc.

June 30, 2008

SPANSION LLC

By:	/s/ Dario Sacomani

Name:	Dario Sacomani

Title:	CFO

SPANSION JAPAN LIMITED

By:	/s/ Dario Sacomani

Name:	Dario Sacomani

Title:	CFO

EXHIBIT A

Subject Agreements

1.	Amended and Restated Foundry Agreement dated as of September 28, 2006 (the Foundry Agreement).

2.	Wafer Processing Services Agreement dated as of April 2, 2007.

3.	Sort Services Agreement dated as of April 2, 2007.